The Verona Firm, PLLC

Brett Alan Verona, Esq.	TEL (813) 258-0852
Post Office Box 18191	FAX (813) 464-7757
Tampa, FL 33679	Brett@TheVeronaFirm.com

Tuesday, June 26, 2018

Victory Marine Holdings Corp.

555 NE 34th St.

Suite 1207

Miami, FL 33137

Re:   Registration Statement on Form 1-A

To Whom It May Concern:

We have acted as counsel to Victory Marine Holdings Corp, a Nevada corporation (the “Company”), in connection with the preparation of a Registration Statement on Form 1-A (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) for the registration for sale from time to time of up to 27,200,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, issued or issuable pursuant to subscription agreements (the “Subscription Agreements”).

For purposes of rendering this opinion, we have made such legal and factual examinations as we have deemed necessary under the circumstances and, as part of such examination, we have examined, among other things, originals and copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate. For the purposes of such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us. We have relied, without independent investigation, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

On the basis of and in reliance upon the foregoing examination and assumptions, we are of the opinion that assuming the Registration Statement shall have become qualified pursuant to the provisions of the Securities Act of 1933, as amended (the “Act”), the Shares, when issued by the Company against payment therefore (not less than par value) and in accordance with the Registration Statement and the provisions of the Subscription Agreements, and when duly registered on the books of the Company’s transfer agent and registrar therefor in the name or on behalf of the purchasers, will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any state or jurisdiction other than the laws of the State of Florida, as currently in effect.

We hereby consent to the filing of this opinion as Exhibit 12.1 to the Registration Statement and to the reference to us under the caption “Opinion re Legality"” in the Offering Circular constituting a part of the Registration Statement. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

Brett Verona

~The Verona Firm, PLLC ~ Post Office Box 18191 ~ Tampa, FL 33679~

~Tel (813) 258-0852 ~ Fax (813) 464-7757~